Exhibit 99.1

For additional information contact:

Terence R. Rogers

EVP and CFO

Ryerson Inc.

773-788-3720

terence.rogers@ryerson.com

FOR IMMEDIATE RELEASE

Ryerson Completes Buyout of China Joint Venture

CHICAGO, Ill. – July 12, 2010 – Ryerson Holding Corporation (“Ryerson”), a leading distributor and processor of metals in North America, today announced that via its subsidiaries it has acquired Van Shung Chong Holdings’ (“VSC”) 20 percent stake in Ryerson China Limited, a joint venture between Ryerson and VSC formed in 2006. Ryerson China Limited is now a wholly-owned Ryerson subsidiary. Terms of the transaction were not disclosed.

“Increasing our investment and acquiring the joint venture outright reflects our commitment and confidence in the Chinese market,” said Frank Munoz, President of Ryerson China. “With our substantial footprint in China, Ryerson will continue its growth strategy to effectively serve the local Chinese market as well as our international and U.S. customers.”

Ryerson China Limited was formed as a partnership with VSC and was previously known as VSC-Ryerson China Limited. Ryerson originally held 40 percent of the joint venture when the partnership was formed and subsequently increased its ownership to 80 percent in the fourth quarter of 2008.

Ryerson China Limited is based in Shanghai and operates processing and service centers in Guangzhou, Dongguan, Kunshan, Tianjin and Wuhan, and a sales office in Shanghai. Ryerson is the only North American metals service center with a significant presence in China, the largest metals consuming market in the world.

Ryerson expects its presence in China will continue to grow.

“As we solidify and strengthen our presence in the Chinese market we will evaluate new locations in the region that present compelling growth opportunities and allow us to better serve our customers,” said Mr. Munoz.

About Ryerson

Ryerson is a leading North American processor and distributor of metals, with operations in the United States, Canada and Mexico, as well as in China. The Company distributes and processes various kinds of metals, including stainless and carbon steel and aluminum products.

About Platinum Equity

Platinum Equity (www.platinumequity.com) is a global M&A&O® firm specializing in the merger, acquisition and operation of companies that provide services and solutions to customers in a broad range of business markets, including information technology, telecommunications, logistics, metals services, manufacturing and distribution. Since its founding in 1995 by Tom Gores, Platinum Equity has completed more than 100 acquisitions with more than $27.5 billion in aggregate annual revenue at the time of acquisition.

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